Exhibit 14(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam ETF Trust of our report dated July 15, 2024, relating to the financial statements and financial highlights of Putnam New Jersey Tax Exempt Income Fund, Putnam Minnesota Tax Exempt Income Fund, and Putnam Pennsylvania Tax Exempt Income Fund (the “Funds”), which appear in each Fund’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2024. We also consent to the reference to us under the headings “FINANCIAL STATEMENTS” and “Comparison of Other Key Features of the Funds” in such Registration Statement.

Boston, Massachusetts

June 27, 2025